REAL ESTATE SALE AGREEMENT
                                       (MAIN PARCEL)


      THIS AGREEMENT is entered into as of September 4, 1996, by and between the following parties:

      PACIFIC RETAIL TRUST, a Maryland real estate investment trust, its nominee or assignee ("Purchaser"); and Buckley Square
Associates, a Colorado general partnership ("Seller");


                                         RECITALS

      Seller desires to sell, and Purchaser desires to buy, the property hereafter described, at the price and on the terms and conditions hereafter set forth.

      In consideration of the recitals, the mutual covenants hereafter set forth, One Hundred Dollars ($100) in hand paid by Purchaser to Seller (for which the parties bargained and agreed to as consideration for Seller's execution and delivery of this Agreement, and which amount shall be retained by Seller notwithstanding any other provision of this Agreement) and other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the parties agree as follows:

      1.    Premises

      The real estate which is the subject of this Agreement is legally described on Exhibit A (the "Land") and [together with the real estate described on Exhibit A-1 (the "Out Parcel")] is commonly known as Buckley Square Shopping Center. The Land, together with all improvements and fixtures located thereon (the "Improvements"), and all the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anyway appertaining to such real property, and all right, title, and interest of Seller in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Land, is referred to as the "Premises".

      2.    Personal Property

      The "Personal Property", as referred to herein, shall consist of all right, title, and interest of Seller in all property, tangible and intangible, not constituting part of the real estate, which is located on or used in connection with the Premises, including but not limited to furniture, heating, ventilating, and air conditioning equipment, trade fixtures, office equipment and supplies, tools and maintenance equipment, shades and blinds, carpeting, sculptures and art work, plans and specifications, warranties, guarantees, licenses, permits, approvals, books and records and trade names and trademarks and telephone exchange numbers.

      3.    Sale and Conveyance

      Seller agrees to sell to Purchaser, and Purchaser agrees to buy from Seller, upon the terms and conditions of this Agreement (i) the entire fee simple estate in the Premises and
(ii) the Personal Property. The Premises and the Personal Property are sometimes referred to together as the "Property".

      4.    Survey

      Within fifteen (15) days after the date this Agreement is fully executed by both Seller and Buyer (the "Execution Date"), Seller shall deliver to Purchaser, at Seller's expense, ten (10) copies of an updated survey of the Premises (the "Survey"), meeting the "Minimum Standard Detail Requirements" for ALTA/ACSM Land Title Surveys as adopted by the American Land Title Association/American Society and American Congress on Surveying and Mapping in 1992 ("Survey Standards"), prepared by Burdick Engineering Company, with the certificate of the surveyor in the form of Exhibit B attached hereto and containing a flood plain certification, which Survey shall be in a form required by the Title Insurer (hereafter defined) to allow it to issue the title policy required by this Agreement.

      5.    Title

            (a) Title to the Premises shall be conveyed to Purchaser by a recordable special warranty deed subject only to the following matters ("Permitted Exceptions"):

                   (1)  Real estate taxes and assessments not
            due and payable as of the date of Closing (hereafter defined);

                   (2)  The Leases (hereafter defined); and

                   (3)  The matters accepted by Purchaser
            pursuant to Paragraph 5(b) below.

            (b)    Seller shall deliver to Purchaser a
      commitment ("Commitment") from North American Title, 44 Cook Street, Suite 300, Denver, Colorado ("Title Insurer") on behalf of an underwriter approved by Purchaser for the title insurance policy described in Paragraph 12(a)(4) together with copies of all documents and other matters referred to therein, within fifteen (15) days after the Execution Date. The Commitment shall contain the express commitment of the Title Insurer to issue the Title Policy (hereafter defined) to Purchaser in the amount of the Purchase Price, insuring such title to the Property as is specified in the Commitment, with the standard printed exceptions endorsed or deleted in accordance with Paragraph 12(a)(4).

            Purchaser shall be entitled to object to any title matters shown on the Commitment or on the Survey, in its sole discretion, by a written notice of objections delivered to Seller on or before ten (10) business days after receipt of the Commitment. Seller shall have ten
      (10) business days from the receipt of Purchaser's notice of objections either to have such exceptions removed or, if acceptable to Purchaser, to provide affirmative title insurance protection for such exceptions satisfactory to Purchaser in Purchaser's sole discretion. If Seller fails either to provide for the removal of such exceptions or to obtain affirmative title insurance protection for such exceptions satisfactory to Purchaser in Purchaser's sole discretion within such ten-day period, then this Agreement, at Purchaser's option, shall be terminated upon written notice to Seller within ten (10) days following such period or by failing to terminate this Agreement by written notice delivered to Seller prior to the expiration of such period, Purchaser shall be deemed to have waived all uncured objections to the Commitment and Survey and all uncured matters reflected thereon shall also constitute Permitted Exceptions for purposes hereof. Upon delivery of such termination notice by Purchaser, this Agreement shall automatically terminate, the parties shall be released from all further obligations under this Agreement except for the indemnity provisions of Paragraph 7(b) hereof, and the Earnest Money (hereafter defined) shall be immediately returned to the Purchaser.
      If any endorsement issued subsequent to the date of any of the Commitment contains exceptions other than those in the Commitment and previous endorsements, Purchaser shall be entitled to object to any such exceptions by a written notice of objections to Seller on or before the date ten
      (10) days following Purchaser's receipt of such endorsement. Seller shall have ten (10) business days from the receipt of Purchaser's notice either to have such exceptions removed or, if acceptable to Purchaser, to procure affirmative title insurance protection for such exceptions satisfactory to Purchaser in Purchaser's sole discretion. If Seller fails either to provide for the removal of such exceptions or to provide affirmative title insurance protection for such exceptions satisfactory to Purchaser in Purchaser's sole discretion within such ten-day period, then this Agreement, at Purchaser's option, shall be terminated upon written notice to Seller within ten (10) days following such period. Upon delivery of such termination notice, this Agreement shall automatically terminate, the parties shall be released from all further obligations under this Agreement except for the indemnity provision of Paragraph 7(b) hereof , and the Earnest Money shall be immediately returned to Purchaser. Permitted Exceptions shall not include any liens of an ascertainable amount created by, under or through Seller, which Seller shall cause to be released at Closing.

            Promptly upon receipt of the items set forth in Paragraph 7(a), Purchaser shall notify Seller and Title Insurer, in writing, of the date it received this Agreement fully executed by Seller and shall set forth in such notice the date which is the first (1st) business day following the expiration of thirty (30) days after the date of receipt of this Agreement fully executed by Seller (the "Initial Expiration Date"). The "Expiration Date" hereunder shall be the latter to occur of (A) the Initial Expiration Date or (B) three (3) business days after the date on which World Savings' right of first refusal described in Paragraph 19(ii) shall have expired or been waived or accepted.

            (c) The Personal Property shall be conveyed to Purchaser by bill of sale and assignment (the "Bill of Sale and Assignment"). Purchaser shall request promptly after execution of this Agreement Uniform Commercial Code searches in the name of Seller issued by the Title Insurer or a search company acceptable to Purchaser ("UCC Searches").

      6.    Purchase Price; Earnest Money

            (a) The purchase price ("Purchase Price") for the Property shall be Seven Million and No/100
      ($7,000,000.00), payable as set forth in Subparagraphs (b) and (c).

            (b) No later than three (3) business days after the Execution Date, Purchaser will deposit in escrow with the Title Insurer pursuant to the agreement attached hereto as Exhibit D, as earnest money hereunder, the sum of Fifty Thousand Dollars ($50,000.00). All amounts deposited pursuant to this Paragraph 6(b) are referred to as "Earnest Money". All interest earned on the Earnest Money shall be considered Earnest Money for purposes of this Agreement.

            (c) The Purchase Price, plus or minus prorations and adjustments as provided for herein, shall be paid by Purchaser to Seller by federal funds wire transfer or certified check at Closing through the Title Insurer. At Purchaser's option, the Earnest Money shall be returned to Purchaser at Closing following the payment in full by Purchaser of the Purchase Price or added to the balance of the Purchase Price due at Closing.

      7.    Due Diligence Period; Early Termination

            (a)    Within five (5) days after the Execution
      Date, Seller shall provide to Purchaser the following (the
      "Property Information"):

                   (1)  Rent Roll.  A rent roll of the Premises
            ("Rent Roll") containing the information set forth on Exhibit E and, in addition, Seller's most recent rent roll of the Premises;

                   (2)  Leases.  Copies of all agreements for
            occupancy or use of any portion of the Premises, including all amendments and guarantees (the
            "Leases");

                   (3)  Tax Statements.  Copies or a summary of
            ad valorem tax statements relating to the Property for the current year or other current tax period (if available) and, to the extent in Seller's possession, for the thirty-six (36) months preceding the Agreement, including tax identification number;

                   (4)  Tangible Personal Property.  A current
            inventory of all tangible personal property and fixtures owned by Seller and located on, attached to, or used in connection with the Premises (the "Inventory");

                   (5)  Tenant Information.  (i) To the extent
            in Seller's possession, copies of financial statements of all tenants under Leases covering the two (2) years prior to this Agreement, (ii) to the extent in Seller's possession, information relative to tenant payment history, which information shall be made available at Seller's office, (iii) CAM, real estate taxes and insurance reconciliations of the prior two (2) years, (iv) tenants' allocation of CAM, real estate taxes and insurance reimbursements,
            (v) to the extent in Seller's possession, a gross sales report for the last three (3) years (and current year if available) for each tenant paying percentage rent, and (vi) to the extent in Seller's possession, all tenant correspondence, which correspondence shall be made available at Seller's office;

                   (6)  Contracts.  A list together with copies
            of all management, service, supply, equipment rental, and other contracts related to the operation of the Property (the "Contracts");

                   (7)  Maintenance Records.  All maintenance
            work orders for the twelve (12) months preceding this Agreement, to the extent in Seller's possession, will be made available at Seller's office and may be reviewed by Purchaser and, to the extent desired, copies of same made by Purchaser;

                   (8) List of Capital Improvements. A list of all capital improvements performed on the Premises within the twenty-four (24) months preceding this Agreement, if any;

                   (9)  Reports.  Any environmental, soil,
            structural engineering and drainage reports, assessments, audits and surveys related to the Property in Seller's possession or control;

                   (10) As-Built Survey.  In addition to the
            Survey, all as-built surveys of the Property in Seller's possession;

                   (11)      Site Plans.  All site plans in
            Seller's possession relating to the Property;

                   (12)      (Intentionally left blank);

                   (13) As-Built Plans and Specifications.  All
            as-built construction, architectural, mechanical, electrical, plumbing, landscaping and grading plans and specifications in Seller's possession relating to the Premises and any major capital repairs or tenant improvements, including, but not limited to, bay depth and fire protection information will be made available at Seller's office;

                   (14) Parking Information. To the extent in Seller's possession, a parking plan (which may be reflected on the Survey) reflecting the number of parking spaces for the Premises and a comparison to the number of parking spaces for the Premises required by zoning requirements applicable to the Property;

                   (15) Permits and Warranties.  To the extent
            in Seller's possession, copies of all warranties and guaranties, permits, certificates of occupancy, licenses and other approvals relating to the Property will be made available, at Seller's office and may be reviewed by Purchaser and, to the extent desired, copies of same made by Purchaser;

                   (16) Financial Statements.  Copies of a
            statement of operations reflecting the operation of the Property for the calendar years ended December 31, 1994 and 1995, and calendar year 1996 to date, including statements of cash flow and year-end balance sheets and statements of income, expense, accounts payable and accounts receivable for each such year, and fairly presenting the financial position of Seller with respect to the Property at the end or each such year and the results of the operations thereof for such year;

                   (17) Operating Information.  Copies of (a) to
            the extent in Seller's possession, all utilities bills relating to the Premises for the last twelve
            (12) full calendar months, and a list of any utility company deposits, (b) all insurance policies, a loss history and any current claims relating to the Property, (c) to the extent in Seller's possession, all service contract billings, (d) to the extent in Seller's possession all certificates of insurance of each tenant, (e) all tax returns relating to the Property for the past calendar year that are in Seller's possession or control or in the possession or control of Seller's agents or independent contractors; (f) to the extent in Seller's possession, details of any reserves and the back-up for any projections upon which the reserves are based; (g) year-to-date general ledger will be made available at Seller's office; and (h) accounts receivable aging report; all of which will be made available, at Seller's office and may be reviewed by Purchaser and, to the extent desired, copies of same made by Purchaser;

                   (18) Management Report.  To the extent in
            Seller's possession copies of monthly management reports for the Property for the calendar year 1995 and for the current year-to-date monthlies;

                   (19)      Budget.  Copy of Seller's most
            recent budget for the Property including the forthcoming calendar year, if applicable;

                   (20)      Insurance.  Copy of Seller's
            certificate of insurance for the Property and the Premises;

                   (21) Proceedings.  Copies of any documents or
            materials relating to any litigation, investigation, condemnation, or proceeding of any kind, pending or threatened, affecting any of the Property or the ability of Seller to consummate the transaction contemplated by this Agreement; and

                   (22) Information and Audit Cooperation.  At
            Purchaser's request, at any time before or after the Closing, Seller shall provide to Purchaser's designated independent auditor access to the books and records of the Property, and all related information regarding the period for which Purchaser is required to have the Property audited under the regulations of the Securities and Exchange Commission, and Seller shall provide to such auditor a representation letter regarding the books and records of the Property, in substantially the form of Exhibit I attached hereto, in connection with the normal course of auditing the Property in accordance with generally accepted auditing standards. The Purchaser agrees to indemnify, defend and hold harmless the Seller from any claim, damage, loss, liability or cost to which Seller is at any time subjected by any person who is not a party to this Agreement as a result of Seller's compliance with this paragraph.

            Seller shall provide to Purchaser any documents described above and coming into Seller's possession or produced by Seller after the initial delivery above and continue to provide same until Closing.

            (b) From the date hereof until the Expiration Date (the "Due Diligence Period"), Purchaser and its consultants may inspect the Property and perform tests thereto at Purchaser's expense; provided, however, that no intrusive testing of any nature shall take place unless Purchaser shall provide three (3) days advance written notice of same, articulating in detail the nature of the testing, the identity of the persons or firms retained to conduct such testing, and providing proof of insurance in an amount reasonably acceptable to Seller and otherwise reasonably satisfactory to Seller, and Seller shall have approved such testing; provided, however, such approval shall not be unreasonably withheld. For non-invasive testing, Purchaser shall notify Seller two (2) business days prior to the date when Purchaser's agents or consultants intend to make any entries, investigations or inspections called for herein. In the event that Purchaser or Purchaser's employees intend to meet with any tenants, Purchaser will contact Seller at least 48 hours in advance by telephone or fax to inform Seller regarding Purchaser's intended meeting with any tenant and to allow Seller the opportunity to attend such meeting if Seller desires. In conducting any such entry, investigation, test, or inspection, no party permitted entry hereunder will unreasonably interfere with the operation of the Property or the peaceable possession by individual tenants of their respective premises or cause more than the minimum disruption possible, and Purchaser will schedule such testing and investigations to assure compliance herewith. Upon the completion of any such inspection or test, Purchaser shall restore the Property to its condition prior to such inspection or test. Purchaser shall indemnify, hold harmless and defend Seller from any loss, cause of action or claim arising out of or resulting from Purchaser's actions under this Subparagraph (b), including without limitation any lien asserted against the Property arising as a result of any such inspections or tests. In the course of its investigations Purchaser may make inquiries to third parties including, without limitation, tenants, lenders, contractors, property managers, parties to Contracts, and municipal, local and other government officials and representatives, and Seller consents to such inquiries. The obligations of the Purchaser under this Subparagraph (b) shall survive the termination of this Agreement.

                   To facilitate Purchaser's evaluation, Seller shall give Purchaser and its counsel, accountants, and representatives full access, at all reasonable times, to all of its books and records with respect to ownership, construction and operation of the Property, and the right to copy the same, and shall furnish Purchaser with all such documents and information concerning the same as Purchaser may reasonably request and that are in the possession or control of Seller or Seller's agents or independent contractors.

            (c) Purchaser may terminate this Agreement upon written notice given to Title Insurer by the expiration of the Due Diligence Period if Purchaser is not satisfied, in Purchaser's sole and absolute discretion, with the Property, the Property Information, or any other matter whatsoever regarding the Property, for any reason or for no reason. Title Insurer shall promptly deliver a copy of such notice to Seller.

            (d)    Upon termination pursuant to this Paragraph
      7, the Earnest Money shall be returned to Purchaser, and neither party shall have any further liability or obligation to the other except for the indemnity provisions of Paragraph 7(b) hereof.

            (e)    During the Due Diligence Period, the
      Purchaser will notify Seller which Contracts Purchaser will assume and which Contracts are to be terminated by Seller at Closing. Purchaser will assume the obligations arising from and after Closing under those Contracts that are not in default as of Closing and which Purchaser has notified Seller that Purchaser will assume. Seller shall terminate effective as of Closing all Contracts that are not so assumed.

            (f) As a condition to the Closing of the purchase and sale hereunder, Purchaser must receive approval from its Investment Committee on or before the Expiration Date. In the event such condition is not satisfied or waived by Purchaser, then Purchaser shall be entitled to terminate this Agreement by written notice to Title Insurer on or before the Expiration Date. Upon delivery of such notice, the parties shall be released from all further obligations under this Agreement, and the Earnest Money shall be immediately returned to Purchaser and neither party shall have any further liability or obligation to the other except for the indemnity provisions of Paragraph 7(b) hereof.

            (g) Seller will deliver to each tenant shown on the Rent Roll and to any ground lessee no later than five
      (5) business days after the Execution Date the request letter in the form attached hereto as a part of Exhibit G (including such additions or modifications thereto as Purchaser may request based upon its review of the Leases), and will use commercially reasonable efforts to cause each tenant and each ground lessee to execute and deliver to Purchaser an estoppel certificate in the form attached hereto as a part of Exhibit G (including such additions or modifications thereto as Purchaser may request based upon its review of the Leases), on or before the date which is five (5) business days prior to the Expiration Date.

      8.    Representations, Warranties and Covenants of Seller

      Seller hereby makes the following representations, warranties and covenants to and with Purchaser, which representations, warranties and covenants are material, are being relied upon by Purchaser (notwithstanding any independent inspections or inquiries of Purchaser or Purchaser's representatives), shall continue to be true at Closing and shall survive Closing:

            (a)    (Intentionally left blank)

            (b)    (Intentionally left blank)

            (c)    To Seller's actual knowledge, the Property
      Information delivered to Purchaser is, in each case, true, complete and correct and accurately and completely reflects the information it purports to provide.

            (d) To Seller's actual knowledge, each tenant shown on the Rent Roll is in possession of the respective space; to Seller's actual knowledge, each Lease relating to the Rent Roll is in full force and effect and has not been amended, assigned or modified; no tenant has asserted, or to Seller's actual knowledge has, any defense to any Lease nor any claim against the lessor with respect to or arising out of the tenancy; all obligations of Seller, as landlord, under the Leases that have accrued prior to Closing will be performed; to Seller's actual knowledge no tenant is in default under their Lease except as disclosed on Exhibit H; all work required to be done by Seller, as landlord, has been or by Closing will be done or finished unless otherwise agreed by the parties as provided below and, to Seller's actual knowledge, no tenant is entitled to any additional work during the term of its Lease; no tenant has paid any rent in advance except for the current month; to Seller's actual knowledge, no tenant is entitled to any concession, improvement, rebate, allowance, abatement or other benefit except as set forth in the Rent Roll and Seller has satisfied all of Seller's obligations as landlord under the Leases that are conditions to the obligation of any tenant to pay rent; to Seller's actual knowledge, except for World Savings, no tenant has any option or other right to purchase the Premises or any part thereof or interest therein; to Seller's actual knowledge, there are no adverse or other parties in possession of the Premises, or of any part thereof, except Seller and tenants under the written Leases; to Seller's actual knowledge, no tenant has initiated or had initiated against it any insolvency, bankruptcy, receivership or other similar proceeding; and there are no leasing or other commissions due, nor will any become due, in connection with any Lease, any renewal or extension of any Lease and no understanding or agreement with any party exists as to a payment of any leasing commissions or fees regarding future leases or as to procuring of tenants; and it is expressly understood that any commission or referral fees with respect to new or renewal Leases or other rental agreements for the Premises, including any present or future renewals thereof, will be paid or otherwise discharged or released on or before the date of Closing.

            (e) Except as scheduled on the list of Contracts described in Paragraph 7(a)(6), there are no service agreements, management agreements or other contracts as to which Seller is a party with respect to the Property or any part thereof. To Seller's actual knowledge, each Contract is in full force and effect, neither party is in default thereunder, and each Contract is terminable by Seller at will without cost upon not more than thirty (30) days notice.

            (f)    (Intentionally left blank)

            (g) To Seller's actual knowledge, Seller has received no written notice from any governmental authority or other person of, and has no actual knowledge of: (i) any violation of zoning, building, fire, health, environmental, or other statutes, ordinances, regulations or orders (including those respecting the Americans with Disabilities Act), or any restriction, condition, covenant or consent, in regard to the Property or any part thereof which have not been corrected; (ii) any special tax or assessment to be levied against the Premises, except as may be disclosed on the Commitment; or (iii) any change in the tax assessment or zoning of the Premises. To Seller's actual knowledge, the Premises are zoned for its current use and operation without relying for compliance upon a variance or a preexisting, nonconforming use and all requirements imposed by the Americans With Disabilities Act have been satisfied with respect to the premises.

            (h) There is no pending or, to Seller's actual knowledge, threatened litigation, condemnation proceeding, governmental investigation or like proceeding before any court, tribunal, or other governmental agency respecting the Property or the operation of the Property by Seller, nor to Seller's actual knowledge is there any basis for any such action.

            (i) To Seller's actual knowledge, except as may be disclosed on the Commitment, there are no donations of monies or land or payments, other than real estate taxes, for schools, parks, fire departments or any other public facilities or for any other reason which are or will be required to be made by an owner of the Premises.

            (j) To Seller's actual knowledge, except as may be disclosed on the Commitment, there are no obligations or bonds burdening the Premises created by any agreement involving sewer or water extension or other improvement to any sewer or water systems, utility, lighting or other expense or charge for work or services done upon or relating to the Premises which will bind the Purchaser or the Premises from and after the Closing.

            (k) Neither Seller nor, to Seller's actual knowledge, any other person has ever caused or permitted any Hazardous Material (hereinafter defined) to be placed, held, located or disposed of on, under or at the Property or any part thereof in violation of Environmental Laws, and the Property has never been used (whether by Seller or, to the best knowledge of Seller, by any other person) as a dump site or storage (whether permanent or temporary) site for any Hazardous Material, except as expressly disclosed in any environmental reports which were prepared for Seller with respect to the Property and which were delivered pursuant to Paragraph 7(a)(9) to Purchaser. To Seller's actual knowledge, the soils comprising the Property contain no Hazardous Material with respect to which the removal, clean-up or taking of other remedial action is or would be required under Environmental Law (hereafter defined), except as expressly disclosed in any environmental reports which were prepared for Seller with respect to the Property and which were delivered pursuant to Paragraph 7(a)(9) to Purchaser. For the purposes of this Agreement, the term "Hazardous Material" means and includes any hazardous, toxic or dangerous waste substance or material defined as a "hazardous waste", "hazardous material", "hazardous substance", "extremely hazardous waste", "restricted hazardous waste" or similar term in or for purposes of (i) any provision of state law; (ii) the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. Section 9601 et seq.); (iii) the Clean Water Act, as amended (33 U.S.C.
      Section 1251 et seq.); (iv) the Resource Conservation and Recovery Act, as amended, (42 U.S.C. Section 6901 et seq.); (v) any so-called "Superfund" or "Superlien" law; or (vi) any other federal, state or local statute, law, ordinance, code, rule, regulation, order, decree or other requirement of any governmental authority regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect. The term "Environmental Laws" shall mean all statutes specifically described in the preceding sentence and all federal, state and local environmental health and safety statutes, ordinances, codes, rules, regulations, orders and decrees applicable to the Property now or hereafter in effect regulating, relating to or imposing liability or standards of conduct concerning or in connection with Hazardous Materials, the environment, pollution or occupational health and safety. Notwithstanding any other provision hereof to the contrary, Seller hereby advises Purchaser that a dry cleaner has operated at the Property since the opening of the Property for business, and Seller makes no representation or warranty with respect to the compliance of such dry cleaner with Environmental Laws.

            (l) To Seller's actual knowledge, there is not now, nor has there been in the past, any asbestos or asbestos-containing materials located on, incorporated in, or otherwise contained in the Property or any portion thereof, and there are not now, and have not in the past been, any underground storage tanks or similar facilities located on the Property or any portion thereof, except as expressly disclosed in any environmental reports which were prepared for Seller with respect to the Property and which were delivered pursuant to Paragraph 7(a)(9) to Purchaser. Notwithstanding any other provision hereof to the contrary, Seller hereby discloses to Purchaser that asbestos has been removed from certain roof flashings on the Property, and Seller makes no representation or warranty that all asbestos previously contained in the roof flashings has been removed.

            (m) Seller does not participate in any multi-employer plan subject to Title IV of ERISA.

            (n) Seller is validly existing as a Colorado general partnership, and Seller is in good standing and is qualified to do business in the state where the Premises are located. Seller has the full right and authority and has obtained any and all consents required therefor to enter into and fully perform this Agreement. This Agreement and all of the documents to be delivered by Seller at the Closing have been and will be duly authorized and properly executed and will constitute the valid and binding obligations of Seller, enforceable in accordance with their terms. There is no agreement to which Seller is a party or, to Seller's knowledge, binding on Seller which is in conflict with this Agreement. No consent, waiver, approval, or authorization of, or filing, registration, or qualification with, or notice to, any governmental instrumentality or any other entity or person (including without limitation, its directors or shareholders if Seller is a corporation, or its partners, if Seller is a partnership) is required to be made, obtained, or given by Seller in connection with the execution, delivery, and performance of this Agreement. There are no attachments, executions, assignments for the benefit of creditors or voluntary or involuntary proceedings in bankruptcy, or under any other debtor relief laws contemplated by, pending against or threatened against Seller or the Property.

            (o) Seller (i) to Seller's actual knowledge has obtained all certificates of occupancy, licenses, and permits which, to Seller's knowledge, are required for operating the Property and all of such certificates of occupancy, licenses, and permits are in full force and effect, (ii) to Seller's actual knowledge has not taken (or failed to take) any action that would result in the revocation of such certificates of occupancy, licenses, or permits, and (iii) has not received any written notice of an intention to revoke any certificate of occupancy, license, or permit issued in connection with the Property.

            (p) Except for service contracts which are terminable by Purchaser after Closing by thirty (30) day's prior written notice and debts, liabilities, and obligations for which provision is herein made for proration or other adjustment at Closing, there will be no debts, liabilities, liens on the Property (other than general and special real estate taxes and assessments identified on the Commitment) which secure obligations of Seller with respect to the Property outstanding as of Closing.

            (q) Seller has not received written notice from any insurance company or board of fire underwriters requesting the performance of any work or alteration with respect to the Property, or requiring an increase in the insurance rates applicable to the Property, or that the Property is not in compliance with the requirements of any insurance carriers providing insurance therefor.

            (r) To Seller's actual knowledge, the Property (including but not limited to the water, sewer, heating, electrical, plumbing, air conditioning, and other mechanical systems) are, and as of the Closing will be, in good repair, condition, and working order, free from latent and apparent defects, normal wear and tear excepted. Without limiting the generality of the foregoing, to the best of Seller's actual knowledge the roofs, walls, and foundations of the Improvements are free from leaks and seepage of moisture, and are in sound structural condition. The representations set forth in this Paragraph 8(r) are qualified by any disclosures made by Seller on Exhibit H.

            (s) To Seller's actual knowledge, all water, sewer, gas, electric, telephone, and drainage facilities, and other utilities required by law for the normal and proper operation of the Property are installed to the property line of the Property and are connected with valid permits, and are adequate to serve the Property for its current use and to permit full compliance with all requirements of law and the Leases. All permits and connection fees are fully paid and, to Seller's actual knowledge, no action is necessary on the part of Purchaser to transfer such permits to it. To Seller's actual knowledge, all utilities serving the Property enter it through currently effective public or private easements. To Seller's actual knowledge, no fact or condition exists which would result in the termination of such utilities services to the Property.

            (t) The Premises has direct access to all streets and roadways abutting the Premises, all of which are completed and, to Seller's actual knowledge, dedicated streets and roadways that have been accepted for public maintenance by the appropriate governmental instrumentality. To Seller's actual knowledge no fact or condition exists which would result in the termination of ingress and egress.

            (u) To Seller's actual knowledge, the Premises is an independent unit which does not now rely on any facilities (other than facilities covered by Permitted Exceptions or facilities of municipalities or public utilities) located on any property that is not part of the Premises to fulfill any municipal or other governmental requirement, or for the furnishing to the Premises of any essential building systems or utilities (including drainage facilities, catch basins, and retention ponds). To Seller's actual knowledge, no other building or other property that is not part of the Premises relies upon any part of the Premises to fulfill any municipal or other governmental requirement, or to provide any essential building systems or utilities.

            (v) None of the employees of Seller at the Premises are employed pursuant to a written agreement and all employees may be terminated at will. Seller has not entered into any union contracts pertaining to employees at the Premises nor is the Premises subject to any union contract, nor is Seller aware of any efforts to organize any or all of the employees of Seller at the Premises into a union or other collective bargaining arrangement. The services of all employees of Seller have been or will be terminated in connection with the Premises effective as of Closing, Seller agreeing and representing that Purchaser shall have no obligation whatsoever to any of the officers, agents or employees of Seller relating to any employment with respect to the Premises or otherwise, and Seller agrees to indemnify, defend and save Purchaser harmless from any liability or obligation arising under any claim to such employment.

            (w) The sale and conveyance of the Property by Seller to Purchaser pursuant to this Agreement shall not cause a violation of any law, statute, ordinance, regulation or order.

            (x)    Between the date of this Agreement and
      Closing:

                   (1   Seller will continue to operate and
            maintain the Property in good condition and repair in accordance with past practices and Seller's ordinary course of business and will not make any removals, alterations, or changes thereto except in accordance with Seller's ordinary course of business;

                   (2)  Seller will not sell, transfer, lease
            (except as expressly provided herein), convey or encumber, or cause to be sold, transferred, leased, conveyed or encumbered, the Property, or any part thereof or interest therein, or alter the zoning classification of the Premises, or otherwise perform or permit any act which will diminish, encumber or affect Seller's rights in and to the Property or prevent it from performing fully its obligations hereunder;

                   (3) Seller will not commit any default under any of the Leases or any of the Contracts;

                   (4)  Seller will not amend or cancel any
            Lease except for nonpayment of rent, will not renew or extend any Lease or Contract, and will not enter into any new lease or contract for all or any part of the Property (except for retail space which is not leased on the Execution Date as and to the extent expressly provided below), without in each case the prior express written consent of Purchaser, which consent may be granted or withheld in Purchaser's sole discretion; provided, however, Seller may, prior to the end of the Due Diligence Period, enter into new leases for retail space which is not leased on the Execution Date in the ordinary course of business, provided that any such lease satisfies the written leasing parameters which Seller has provided to Purchaser concurrent with, or prior to, the execution of this Agreement (it is expressly understood that the leasing parameters will include a requirement that the tenants will be responsible for any tenant finish work) and, provided further, however, any such new lease must be approved by Purchaser, which approval will not be unreasonably withheld or delayed. Notwithstanding anything to the contrary contained in this Agreement, if Purchaser so approves any such new lease, then (i) if Seller has paid any tenant finish allowance to or for the benefit of the tenant or leasing commissions to third parties, then Purchaser shall reimburse Seller at Closing for such costs prorated based on the length of the lease term following Closing; or (ii) if the tenant has not occupied the space and Seller has not paid any tenant finish allowance to the tenant or leasing commissions to third parties, then Purchaser shall assume such obligations for the period from and after the Closing. Notwithstanding anything to the contrary contained herein, Seller may, prior to the end of the Due Diligence Period, renew or extend any Lease or Contract in the ordinary course of business without the prior consent of Purchaser.

                   (5)  Seller will maintain fire and extended
            coverage casualty insurance in force with respect to the Premises in an amount equal to the full replacement cost of the Premises, with a deductible amount not exceeding Ten Thousand Dollars
            ($10,000.00);

                   (6)  Subject to the provisions of Paragraph
            7(b) Seller will permit Purchaser and its representatives at all reasonable times to inspect the Property and to inspect and make copies of all books, records, documents, and other papers and information in the possession of Seller relating to the Property;

                   (7) Seller will promptly disclose in writing to Purchaser any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed to Purchaser or which would render inaccurate any of the representations, warranties or statements set forth in this Agreement. No information provided shall be deemed to cure any breach of any representation, warranty or covenant made in this Agreement.

                   Seller expressly acknowledges and agrees that
            (i) Purchaser (and any assignee of Purchaser permitted hereunder) is and will be relying upon the representations and warranties of Seller as aforesaid, (ii) the same are a material inducement to Purchaser to enter into this Agreement and to any assignee of Purchaser to accept an assignment of Purchaser's rights and obligations hereunder, and
            (iii) all such representations and warranties shall survive the delivery of the Deed and the consummation of this transaction for a period of one
            (1) year following the delivery of the Deed. Seller agrees to, and does hereby, indemnify Purchaser and any and all assignees from Purchaser, and hold them harmless from and against any and all liability, loss, cost, or expense (including reasonable attorney's fees) arising out of or in any way connected with material misrepresentation or breach of warranty of Seller contained in this Agreement, provided action thereon is filed within one (1) year following delivery of the Deed. The terms "Seller's actual knowledge" and "Seller's best knowledge," as used in this Agreement, mean the present and conscious awareness or knowledge, without investigation or inquiry, of John Leineweber, the individual employed by Seller's asset manager having the most current knowledge of the Property, who in no event shall incur any personal liability whatsoever; it does not include constructive knowledge, imputed knowledge, or knowledge Seller or such person does not have but could have obtained through further investigation or inquiry. No broker, agent, or party other than Seller is authorized to make any representation or warranty for or on behalf of Seller. Seller makes no warranty or representation not expressly set forth in this Agreement. In no event shall Seller have liability hereunder for breach or inaccuracy of any representations or warranties made to Seller's actual knowledge or best knowledge in the absence of a judicial determination that John Leineweber had actual conscious knowledge that such representation or warranty was false when made.

                   Notwithstanding anything to the contrary
            contained in this Paragraph 8, Seller's
            representations in Paragraphs 8 (r), (s), (t) and
            (u) are qualified by the disclosures, if any, listed on Exhibit H attached hereto and made a part hereof.

      9.    Closing

            (a) The closing ("Closing") shall occur through the escrow referred to in Subparagraph (b), and shall take place at the offices of the Title Insurer on the date which is fifteen (15) days after the Expiration Date [subject to extension as provided in Paragraph 19(u)] or on such earlier date as Purchaser may elect by at least three (3) days' prior written notice to Seller, provided that all conditions precedent to the Closing have been fulfilled or have been waived in writing by the respective party entitled to waive same.

            (b) All Closing deposits, except for funds, shall be deposited in escrow with the Title Insurer at least three (3) business days prior to Closing.

      10.   Conditions to Purchaser's Obligations to Close

            (a) Purchaser shall not be obligated to proceed with the Closing unless and until each of the following conditions has been either fulfilled or waived in writing by Purchaser:

                   (1)  There shall have been no uncured breach
            of any representation, warranty or covenant given by Seller herein; for purposes of this Clause (1), a representation shall be false for the purposes only of this Clause (1) if the factual matter that is the subject of the representation is false notwithstanding any lack of knowledge or notice to the party making the representation;

                   (2)  This Agreement shall not have been
            previously terminated pursuant to any other provision hereof;

                   (3)  Title Insurer or Seller shall be
            prepared to unconditionally deliver to Purchaser all instruments and documents to be delivered to Purchaser at Closing pursuant to Paragraph 12 or any other provision of this Agreement; and

                   (4)  Purchaser has received from each Major
            Tenant (as hereinafter defined) under the Leases an estoppel certificate substantially in the form attached hereto as a part of Exhibit G (including such additions or modifications thereto as Purchaser may have requested), duly executed by each Major Tenant and showing rental and other obligations of the Major Tenants to be consistent with the Rent Roll to be provided pursuant to Paragraph 7(a)(1). Notwithstanding anything contained herein to the contrary, in the event that as of the Closing date there is a disclosure or statement by any Major Tenant in any estoppel certificate delivered pursuant to this Paragraph 10(a)(4) which indicates or asserts a default or other issue of a material nature, then same shall be construed as an unsatisfied condition to Purchaser's obligations to perform hereunder. As used herein, "Major Tenant" shall mean a ground lessee or any tenant under a Lease who has leased more than 2,000 rentable square feet of space in the Premises and "Major Tenants" shall mean all ground lessees and all tenants under the Leases who have individually leased more than 2,000 square feet of rentable space in the Premises. This Paragraph 10(a)(4) is intended by Seller and Purchaser as a condition precedent to Purchaser's obligation hereunder only and the failure of such condition will not be a default of Seller.

            (b) In the event that any of the foregoing conditions shall not have been fulfilled on or before the time for Closing hereunder, Purchaser may elect, upon notice to Seller, to terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser, and unless Seller is in default hereunder, in which case Paragraph 15(b) shall apply, neither party shall have any further liability or obligation to the other except for the indemnity provisions of Paragraph 7(b) hereof.

      11.   Conditions to Seller's Obligation to Close

            (a) Seller shall not be obligated to proceed with the Closing unless and until each of the following conditions have been fulfilled or waived in writing by
      Seller:

                   (1)  Purchaser shall be prepared to pay to
            Seller all amounts due Seller at Closing pursuant to the provisions of this Agreement;

                   (2)  This Agreement shall not have been
            previously terminated pursuant to any other provision hereof; and

                   (3)  Title Insurer or Purchaser shall be
            prepared to deliver to Seller all instruments and documents to be delivered to Seller at the Closing pursuant to any provision of this Agreement.

            (b) In the event that any of the foregoing conditions are not fulfilled on or before the time for Closing hereunder, then Seller may elect, upon notice to Purchaser, to terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser, unless Purchaser is in default hereunder, in which case
      Paragraph 15(a) shall apply, neither party shall have any further liability or obligation to the other except for the provisions of Paragraph 7(b) hereof.

      12.   Documents to be Delivered to Purchaser At Closing

            (a) At or prior to Closing, Seller shall deliver or cause to be delivered to Purchaser through the Title
      Insurer or otherwise, each of the following instruments and documents:

                   (1) A special warranty deed in form provided for under the law of the state where the Premises is located and otherwise in conformity with the custom in such jurisdiction and mutually satisfactory to the parties, executed and acknowledged by Seller, conveying to Purchaser good, indefeasible and marketable fee simple title to the Premises, subject only to the Permitted Exceptions (the "Deed").

                   (2)  The Bill of Sale and Assignment in the
            form of Exhibit C, executed by Seller.

                   (3) A notice to each tenant and guarantor in the form of Exhibit F attached hereto.

                   (4) An owner's title insurance policy issued by Title Insurer (or a proforma of same in form acceptable to Purchaser) on behalf of an underwriter approved by Purchaser, dated the date of Closing, in the full amount of the Purchase Price, the form of which shall be American Land Title Association Owner's Policy, Standard Form B, subject only to the standard exclusions from coverage contained in such policy (the "Title Policy"). The Title Policy may contain the Permitted Exceptions. The Title Policy shall insure good, fee simple, indefeasible, and marketable title to the Property in Purchaser with full extended coverage over all general exceptions, and containing the following endorsements (or equivalent endorsements) if available in the jurisdiction where the Premises are located and requested by Purchaser (and confirmed in writing by the Title Insurer to be available prior to the Expiration Date) and at the Purchaser's expenses: zoning 3.1 with parking and loading; location; contiguity, access; restrictions; creditor's rights; separate tax lot and survey and such other endorsements as Purchaser may reasonably request. Purchaser shall not be obligated to close the transaction herein contemplated unless at Closing the Title Insurer has committed in writing to issue the Title Policy.

                   (5)  A certificate of Seller that all
            representations and warranties made by Seller in this Agreement are true as of Closing or reflecting any necessary corrections, provided, however if such certificate contains any exceptions or corrections, then the condition precedent to Purchaser's obligations under the Agreement which is set forth in Paragraph 10(a)(1) of the Agreement shall be deemed to be unsatisfied, unless Purchaser, at its sole option, elects to waive such condition precedent as it relates to the Seller's certificate;

                   (6) An estoppel certificate from each ground lease and each Major Tenant of the Premises, in the form attached hereto as Exhibit G. Such estoppel certificates: (i) must be consistent with the Rent Roll delivered pursuant to Paragraph 7(a)(1), and
            (ii) must be dated no earlier than thirty (30) days before the Closing date. If Seller fails to provide estoppel certificates in such form, then this Agreement, at Purchaser's sole option, may be terminated upon written notice to Title Insurer prior to the Closing. Upon delivery of such termination notice, this Agreement shall automatically terminate, the parties shall be released from all further obligations under this Agreement except as set forth in Paragraph 7(b), and the Earnest Money shall be immediately returned to Purchaser;

                   (7)  Original copies of any required real
            estate transfer tax declarations executed by Seller or any other similar documentation, if applicable, required to evidence the payment of any tax imposed by the state, county and city on the transaction contemplated hereby;

                   (8)  An affidavit stating Seller's U.S.
            taxpayer identification number and that Seller is a "United States person", as defined by Internal Revenue Code Section 1445(f)(3) and Section 7701(b);

                   (9)  To the extent in Seller's possession,
            original Leases and assumed Contracts, the certificate of occupancy for the Premises and all assignable licenses and permits relating to the use, occupancy or operation of the Premises, copies or originals of all books and records of account, contracts, copies of correspondence with tenants and suppliers, receipts for deposits, unpaid bills and other papers or documents which pertain to the Property together with all advertising materials, booklets, keys and other items, if any, used in the operation of the Property, and the original "as-built" plans and specifications and all other
            available plans and specifications;

                   (10) Settlement or closing statement;

                   (11) Rent roll as of a date not more than
            five (5) days prior to the Closing certified by Seller as true and complete and showing no adverse changes from the Rent Roll delivered pursuant to Paragraph 7(a)(1) hereof (the factual accuracy of this Paragraph 12(a)(11) is intended by Seller and Purchaser as a condition precedent to Purchaser's obligations hereunder only and if the rent roll so provided by Seller shows adverse changes, then same shall be deemed to be an unfulfilled condition to Purchaser's obligations and not a default of Seller); and

                   (12) Such other documents and instruments as
            may be required by any other provision of this Agreement or as may reasonably be required by Title Insurer or otherwise to carry out the terms and intent of this Agreement.

            (b)    At or prior to Closing, Purchaser shall
      deliver or cause to be delivered to Seller through the Title Insurer or otherwise, the following:

                   (1)  The Purchase Price plus or minus
            prorations and credits;

                   (2)  The Bill of Sale and Assignment of
            Leases;

                   (3)  Settlement or closing statement; and

                   (4)  Such other documents and instruments as
            may be required by any other provision of this Agreement or as may reasonably be required by Title Insurer or otherwise to carry out the terms and intent of this Agreement.

      13.   Prorations and Adjustments

            (a) The following shall be prorated and adjusted between Seller and Purchaser as of midnight of the day preceding the Closing, except as otherwise specified:

                   (1)  Tenant rents (including payments for
            taxes, utilities, common area maintenance, insurance and other operating costs ("Charges"). In the event that any refunds or credits are due and owing to a tenant at the end of a lease year for Charges, Seller shall promptly remit Seller's pro rata portion of such amount to Purchaser upon receipt of a notice from Purchaser that same shall be due and payable.

                   (2)  Delinquent tenant rents (including
            payments for taxes, utilities, common area maintenance, insurance and other operating costs), if and when collected by Purchaser, shall be paid to Seller to the extent of Seller's interest therein, and if not collected within one hundred twenty (120) days after Closing, the right to collect same will be assigned to Seller without recourse. For purposes of this Subparagraph (2), all rents received by Purchaser shall first be applied to the current months' rents, and then to delinquent rent in the inverse order of delinquency.

                   (3)  Percentage rents shall be separately
            prorated under each Lease on the basis of the lease year set forth in such Lease for the payment of percentage rents. All percentage rent payments for the lease year including Closing made prior to Closing shall be credited to Purchaser. All payments of percentage rent for the lease year including Closing received by either party on or after Closing shall be retained by, or remitted to, Purchaser, as the case may be, until determination of Seller's allocable share thereof in each instance. Upon final determination of percentage rents owed by a tenant under its Lease for the lease year under such Lease in which Closing occurs, Seller and Purchaser shall adjust between themselves amounts owed for such lease year on account of percentage rents, and Seller's allocable share of such percentage rents shall be an amount equal to
            (A) the amount by which the tenant's sales for that portion of such lease year occurring prior to Closing exceeds (1) the amount specified in such tenant's Lease as being the amount of gross sales of such tenant for such year before such tenant shall be obligated to pay percentage rent for such lease year multiplied by (2) a fraction the numerator of which is the number of days in such lease year prior to Closing and the denominator of which is the total number of days in such lease year; multiplied by
            (B) the percentage specified in such tenant's Lease to be used in determining such tenant's percentage rent for such lease year.

                   (4)  The amount of all unapplied tenant
            security deposits, and any accrued interest due tenants thereon, shall be credited to Purchaser.

                   (5)  The amount of any other credits due
            tenants shall be credited to Purchaser.

                   (6)  Prepaid charges in connection with any
            Contracts that Purchaser elects to assume, or licenses or permits, shall be credited to Seller. Accrued charges in connection with such Contracts, or licenses or permits, shall be credited to Purchaser.

                   (7)  All real property taxes for the year
            immediately preceding the year of Closing that are payable in the year of Closing, and for years prior thereto, shall be paid by Seller on or before the Closing. Real property taxes for the year of Closing shall be prorated on the basis of the most recent assessment and levy. Any and all claims or rights to appeal the amount of any real property taxes or other taxes charged in connection with the Premises, shall belong to Purchaser following the Closing.

                   (8)  Special assessments for work commenced
            as of the date of this Agreement shall be prorated between Seller and Purchaser such that Seller shall be responsible for all installment payments due prior to Closing and Purchaser shall be responsible for all installment payments due following the Closing. Special assessments for improvements as to which no work has commenced as of the date of this Agreement shall be paid exclusively by Purchaser.

                   (9)  Any assessments imposed by private
            covenant.

                   (10) Except to the extent such items are the
            responsibility of tenants, prepaid water, sewer, and other utility charges shall be credited to Seller, and accrued water, sewer, and other utility charges shall be credited to Purchaser.

                   (11) Except as provided in the last sentence
            of Subparagraph 8(x)(4), any and all commissions of leasing and rental agents for any Lease entered into before the date of Closing shall be paid by Seller prior to Closing.

                   (12) All other items customarily prorated or
            required by any other provision of this Agreement to be prorated or adjusted.

            (b) At Closing, the amount of prorations and adjustments as aforesaid shall be determined or estimated to the extent practicable, and monetary adjustment shall be made between Seller and Purchaser. As the amounts of the respective items become finally ascertained, further adjustment shall be promptly made between the parties in cash within 180 days after the Closing.

      14.   Indemnity

            (a) Subject to the limitations in the last two full paragraphs of Paragraph 8 immediately following Subparagraph 8(x)(7), Seller agrees to indemnify and hold Purchaser harmless of and from any and all liabilities, claims, demands and expenses (except those items which by this Agreement specifically become the obligation of Purchaser), arising or accruing prior to Closing as a result of (i) any injury relating to the Property that shall have occurred to persons or the property of third parties prior to the Closing, other than as the result of the acts or wrongful omissions of Purchaser and/or any of its officers, employees, agents, representatives and/or contractors, and (ii) any breach by Seller of any of its obligations as landlord under the Leases or any Lease occurring prior to the Closing, and all expenses related thereto, including, without limitation, court costs and attorneys' fees.

            (b) Purchaser agrees to indemnify and hold Seller harmless of and from any and all liabilities, claims, demands and expenses arising or accruing after Closing and which are in any way related to (i) any injury relating to the Property that shall have occurred to persons or the property of third parties after the Closing, and (ii) any breach by Purchaser of any of its obligations as landlord under the Leases or any Lease occurring after the Closing, and all expenses related thereto, including, without limitation, court costs and attorney's fees.

            (c)    The indemnities set forth in this Paragraph
      14 shall survive Closing.

      15.   Default

            (a)    If Purchaser defaults hereunder, then
      provided Seller is not in default hereunder, Seller's sole and exclusive remedy shall be to terminate this Agreement by giving written notice thereof to Purchaser, whereupon the Earnest Money shall be paid to Seller as liquidated damages, as Seller's sole and exclusive remedy on account of such default hereunder by Purchaser, and neither party shall have any further liability or obligation to the other except as set forth in Paragraph 7(b). The parties acknowledge and agree that actual damages in such event are uncertain in amount and difficult to ascertain and that said amount of liquidated damages was reasonably determined.

            (b)    If Seller defaults hereunder, then provided
      Purchaser is not in default hereunder, Purchaser may, at its sole election do one of the following:

                   (1)  Terminate this Agreement, whereupon the
            Earnest Money shall be returned and paid to Purchaser, and neither party shall have any further liability or obligation to the other except as set forth in Paragraph 7(b);

                   (2)  Enforce specific performance of this
            Agreement against Seller, in which event Purchaser shall be deemed to have accepted Seller's title to the Property; or

                   (3) In the event of any willful, knowing, or intentional default by Seller, exercise any other right or remedy Purchaser may have at law or in equity by reason of such default including, but not limited to, the recovery of attorneys' fees incurred by Purchaser in connection therewith.

      16.   Expenses

            (a) All recording fees, conveyance fees, fees for releasing liens and encumbrances, title insurance charges (except as provided in (b) below), state, county and local transfer or documentary stamp taxes (or similar items), Survey cost, and one-half (1/2) of the escrow fee shall be paid by Seller.

            (b)    The Title Policy endorsements which are
      identified in Paragraph 12(a)(4) as Purchaser's expenses and one-half (1/2) of the escrow fee shall be paid by Purchaser.

            (c) Other costs, charges and expenses shall be paid as provided in this Agreement, or in the absence of such provisions, in accordance with local custom.

      17.   Intermediaries

            (a) Purchaser and Seller acknowledge and agree that Grubb & Ellis Co. (the "Principal Agent") has acted as broker in connection with this transaction. If, as and when the Closing occurs, Seller agrees to pay a commission to the Principal Agent pursuant to a separate commission agreement between Seller and the Principal Agent. The right of the Principal Agent to such commission shall irrevocably vest upon the Closing. No such commission shall be earned or payable if the Closing fails to occur for any reason whatsoever. The Principal Agent may divide its commission with any other licensed real estate brokers or salesmen but, notwithstanding any such agreement for division of the commission, Seller and Purchaser shall be fully protected in paying the commission set forth above to the Principal Agent. Such commission shall be payable in cash or current funds at the Closing.

            (b) Seller hereby represents and warrants to Purchaser that it has not contacted or entered into any agreement with any real estate broker, agent, finder, or any other party in connection with this transaction, other than the Principal Agent, and that it has not taken any action which would result in any real estate broker's, finder's, or other fees or commissions being due or payable to any other party with respect to the transaction contemplated hereby. Purchaser hereby represents and warrants to Seller that Purchaser has not contacted or entered into any agreement with any real estate broker, agent, finder, or any other party in connection with this transaction, other than the Principal Agent, and that it has not taken any action which would result in any real estate broker's, finder's, or other fees or commissions being due or payable to any other party with respect to the transaction contemplated hereby. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including reasonable attorneys' fees) resulting to the other party by reason of a breach of the representation and warranty made by such party herein. Notwithstanding anything to the contrary contained herein, the indemnities set forth in this Paragraph 17(b) shall survive the Closing.

      18.   Destruction of Improvements; Condemnation

            (a) If, prior to Closing, any of the Improvements are damaged or destroyed, such that either (i) the cost of repair is reasonably likely to exceed $250,000, or
      (ii) any tenant of the Premises is entitled to terminate its lease; or condemnation proceedings against the Premises are threatened or commenced ("Condemnation"), Seller shall notify Purchaser of such damage, destruction, or Condemnation and Purchaser shall elect within fourteen
      (14) days from and after receipt of such notice, by written notice to Seller, either:

                   (1)  To terminate this Agreement, in which
            event the Earnest Money shall be returned to Purchaser and, except for the indemnity provisions of Paragraph 7(b), this Agreement shall be void and of no further force and effect;

                   (2)  To close the transaction contemplated
            hereby without a reduction in Purchase Price, in which event (A) Seller shall assign to Purchaser at Closing Seller's rights in any insurance proceeds or Condemnation award to be paid to Seller in connection with such damage, destruction or Condemnation, and (B) in the case of damage or destruction, at Closing Purchaser shall receive a credit against the Purchase Price in an amount equal to the deductible amount under Seller's casualty insurance.

      If Purchaser does not make such election within the aforesaid 14-day period, Purchaser shall be deemed to have elected to close the transaction contemplated hereby in accordance with Clause (2) of this Subparagraph (a).

            (b) If, prior to Closing, any Improvements are damaged such that the cost of repair is reasonably likely not to exceed $250,000, and no tenant is entitled to terminate its Lease by reason thereof, Seller shall cause such repairs to be made at Seller's expense prior to Closing (and Purchaser may elect to delay Closing until completion of said repairs).

      19.   General Provisions

            (a)    This written Agreement, including all
      exhibits attached hereto and documents to be delivered pursuant hereto, shall constitute the entire agreement and understanding of the parties, and there are no other prior or contemporaneous written or oral agreements, undertakings, promises, warranties, or covenants not contained herein.

            (b)    This Agreement may be amended only by a
      written agreement or memorandum subsequently executed by both of the parties hereto.

            (c) No waiver of any provision or condition of this Agreement by any party shall be valid unless in writing signed by such party. No such waiver shall be taken as a waiver of any other or similar provision or of any future event, act, or default.

            (d) Time is of the essence of this Agreement. In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which said period of time runs shall be excluded, and the last day of such period shall be included, unless it is a Saturday, Sunday, or legal holiday, in which case the period shall be deemed to run until the end of the next day which is not a Saturday, Sunday, or legal holiday.

            (e) In the event that any provision of this Agreement shall be unenforceable in whole or in part, such provision shall be limited to the extent necessary to render the same valid, or shall be excised from this Agreement, as circumstances require, and this Agreement shall be construed as if said provision had been incorporated herein as so limited, or as if said provision has not been included herein, as the case may be.

            (f) Headings of paragraphs are for convenience of reference only, and shall not be construed as a part of this Agreement.

            (g) This Agreement shall be binding upon and shall inure to the benefits of the parties hereto, and their respective heirs, executors, personal representatives, successors, and assigns; provided, however, that this Agreement may not be assigned by Purchaser without the consent of Seller which consent will not be unreasonably withheld or delayed; and upon said assignment and assumption by the assignee of Purchaser, Purchaser shall not be relieved of any further obligation under this Agreement or under any document or instrument executed pursuant hereto.

            (h) All notices and other communications required or permitted hereunder shall be in writing and shall be mailed, hand delivered, sent by Federal Express or other recognized overnight courier service, or sent by facsimile transmission, to the parties as follows:

            (1)    To Purchaser:

                   Pacific Retail Trust
                   8140 Walnut Hill Lane, Suite 400
                   Dallas, Texas 75231
                   Attn: Dennis H. Alberts
                   Facsimile: 214/696-9512

            With a copy at the same time to Purchaser's counsel:

                   Haynes and Boone, L.L.P.
                   3100 NationsBank Plaza
                   901 Main Street
                   Dallas, Texas 75202-3789
                   Attn: Steven R. Jenkins
                   Facsimile: 214/651-5940

            (2)    To Seller:

                   Buckley Square Associates
                   c/o LaSalle Advisors Limited
                   1601 Response Road
                   Sacramento, California 95815
                   Attn: Michael D. Westfall
                   Facsimile: 916/920-0205

            With a copy at the same time to Seller's counsel:

                   David W. Greenman, Esq.
                   Bainbridge Group
                   Suite 220
                   18301 Von Karman Avenue
                   Irvine, California 92715
                   Facsimile: 714/442-6609

            (3)    To Title Insurer:

                   North American Title
                   44 Cook Street, Suite 300
                   Denver, Colorado
                   Attn: Richard Cook
                   Facsimile:

      or to such additional or other persons, at such other address or addresses as may be designated by notice from Purchaser or Seller, as the case may be, to the other. Notices by mail shall be sent by United States certified or registered mail, return receipt requested, postage prepaid, and shall be deemed given and effective two (2) business days following posting in the United States mails. Notices by hand delivery shall be deemed given and effective upon the delivery thereof. Notices by overnight courier shall be deemed given and effective on the first business day following the delivery thereof to Federal Express or another recognized overnight courier service. Notices by facsimile shall be deemed given upon transmission.

            (i)    This Agreement shall be governed in all
      respects by the internal laws of the State of Colorado.

            (j) This Agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of less than all of the parties, and all of which shall be construed together as but a single instrument.

            (k) This Agreement shall not be construed more strictly against Purchaser merely by virtue of the fact that the same has been prepared by Purchaser or its counsel, it being recognized both of the parties hereto have contributed substantially and materially to the preparation of this Agreement. All words herein which are expressed in the neuter gender shall be deemed to include the masculine, feminine and neuter genders and any word herein which is expressed in the singular or plural shall be deemed, whenever appropriate in the context, to include the plural and the singular.

            (l)    (Intentionally left blank.)

            (m)    In the event of litigation between the
      parties with respect to this Agreement or the transaction contemplated hereby, the prevailing party therein shall be entitled to recover from the losing party therein its attorneys' fees and costs of suit.

            (n) This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, their respective partners, directors, officers, employees, agents and representatives, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

            (o)    TO THE EXTENT PERMITTED BY APPLICABLE LAW,
      THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO
      TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR
      RELATING TO THIS AGREEMENT OR THE TRANSACTIONS
      CONTEMPLATED HEREBY.

            (p) Purchaser may consummate the purchase of the Property as part of a like kind exchange (the "Exchange") pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the "Code"), provided that Purchaser shall pay any additional costs that would not otherwise have been incurred by Purchaser or Seller had Purchaser not consummated its purchase through the Exchange. Seller shall not by such agreement to the Exchange (1) have its rights under this Agreement affected or diminished in any manner, (2) be responsible for compliance with or be deemed to have warranted to Purchaser that the Exchange in fact complies with Section 1031 of the Code, or (3) incur any additional costs or liabilities other than as expressly set forth in this Agreement. Purchaser shall indemnify and hold Seller harmless from and against any and all costs, liabilities or obligations (including attorney's fees) arising from the Exchange, which indemnification agreement shall expressly survive the Closing.

            (q) Seller desires to effect a tax-deferred like-kind exchange with respect to its disposition of the
      Property the "Seller's Exchange") pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended. The
      Seller's Exchange will be structured by Seller at its sole cost and expense such that Purchaser will have no obligation to (i) acquire or enter into the chain of title to any property other than the Property, (ii) accept title to the Property from any party other than Seller or a designated intermediary of Seller under an exchange agreement between Seller and its designated intermediary or (iii) incur any cost, liability or obligation of any nature whatsoever as a result of its limited participation in the Seller's Exchange. The acceptance of title to the Property from Seller's designated intermediary shall not impair, amend, modify, reduce or in any other manner whatsoever affect the representations, warranties and covenants of Seller to Purchaser under this Agreement or the survival thereof pursuant to this Agreement.
      Purchaser shall have no obligation to extend any dates for performance, including but not limited to, the Closing date, or enter into any modifications to this Agreement as a result of the Seller's Exchange. to the extent that the Seller's Exchange would cause either any delay, modification to this Agreement, or additional costs, liabilities or obligations to be imposed upon Purchaser, then, in any or all such events, Purchaser shall have the absolute right to decline to participate in the exchange and to close the acquisition of the Property from Seller otherwise in strict accordance with the terms of this Agreement. Seller shall indemnify and hold Purchaser harmless from and against any and all costs, liabilities or obligations (including attorney's fees) arising from the Seller's Exchange, which indemnification agreement shall expressly survive the Closing. Seller further acknowledges that the Seller's Exchange is at the request and initiation, and Purchaser in no manner, expressly or implicitly, participated in or offered tax advice or planning to or for the benefit of Seller. Seller is relying solely upon the advice and counsel of professionals of Seller's choice in structuring, executing and consummating the Seller's Exchange.

            (r) In accordance with the declaration of trust of Purchaser, notice is hereby given that all persons dealing with Purchaser shall look solely to the assets of Purchaser for the enforcement of any claim against Purchaser as neither the trustees, officers, employees nor shareholders of Purchaser assume any personal liability for obligations entered into by or on behalf of Purchaser.

            (s) In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by Seller to Purchaser at Closing, Seller agrees to perform, execute and deliver, on or after Closing, any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

            (t) The offer of Purchaser extended by the delivery of this Agreement to Seller shall be automatically revoked unless Seller shall execute at least two (2) copies of this Agreement and deliver same to Purchaser on or before 5:00 p.m. on the date which is five
      (5) business days after the date on which Purchaser has executed this Agreement.

            (u) Seller and Purchaser hereby acknowledge and agree that (i) Seller is also the current owner of the Out Parcel, (ii) Seller and Purchaser have heretofore executed and entered into that certain Real Estate Sale Agreement (the "Out Parcel Contract") dated of even date herewith covering the Out Parcel, (iii) World Savings and Loan Association, a Colorado corporation ("World Savings"), has a right of first refusal to purchase the Out Parcel pursuant to Article XXIX of that certain Lease (the "World Savings Lease") dated November 9, 1978 between Iliff and Buckley Investments, as landlord, and World Savings, as tenant, covering the Out Parcel, and (iv) if World Savings fails to purchase the Out Parcel pursuant to Article XXIX of the World Savings Lease, then (A) the Closing of this Agreement and the closing of the Out Parcel Contract shall occur simultaneously and (B) the Closing Date of this Agreement shall be extended, if necessary, in order for the Closing of this Agreement and the closing of the Out Parcel Contract to occur simultaneously.

            In addition, if it is necessary for the Property and the Out Parcel to be replatted and/or other regulatory action to be taken in order for the conveyance of the Property pursuant to this Agreement and the conveyance of the Out Parcel pursuant to the Out Parcel Contract to comply with all applicable laws, statutes, ordinances, regulations and orders, then (A) after Purchaser, in Purchaser's reasonable discretion, shall have approved the replatting and/or other regulatory actions proposed by Seller, Seller, at Seller's sole cost, shall promptly commence such replatting and/or other regulatory actions and shall proceed thereafter with due diligence until completion and (B) the Closing Date shall be extended until the tenth (10th) day after all of the necessary replatting and other regulatory actions shall have been completed and Purchaser shall have received written notice thereof from Seller; provided, however, that notwithstanding anything contained in this Agreement to the contrary, Purchaser, at Purchaser's option, shall have the right to terminate this Agreement by delivering written notice of termination to Seller within 112 days after the Expiration Date if all of the necessary replatting and other regulatory actions have not been completed within 105 days after the Expiration Date, in which event the Earnest Money shall be returned to Purchaser and neither Seller nor Purchaser shall have any further duties or obligations under this Agreement except for certain indemnity obligations that are otherwise expressly provided herein to survive the Closing. In addition, if (i) Purchaser fails to deliver written notice of termination to Seller within 112 days after the Expiration Date and (ii) all of the necessary replatting and other regulatory actions have not been completed within 165 days after the Expiration Date, then Purchaser, at Purchaser's option, shall also have the right to terminate this Agreement by delivering written notice of termination to Seller at any time prior to the date on which all of the necessary platting and other regulatory actions have been completed, in which event the Earnest Money shall be returned to Purchaser and neither Seller nor Purchaser shall have any further duties or obligations under this Agreement except for certain indemnity obligations that are otherwise expressly provided herein to survive the Closing.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.


                                    PURCHASER:

                                    PACIFIC RETAIL TRUST,
                                    a Maryland real estate   investment trust




Date Executed: _______________                    By:
                                   Name:
                                   Title:


                                   SELLER:

                                   BUCKLEY SQUARE ASSOCIATES,
                                   a Colorado general partnership

                                   By:     T. ROWE PRICE
                                           RENAISSANCE FUND,
                                           LTD., A SALES-COMMISSION-FREE REAL
                                           ESTATE INVESTMENT,
                                           a Maryland corporation, its
                                           partner



Date Executed: ______________             By:
                                          Michael D. Westfall,
                                          its authorized agent

The Annual Report to Limited Partners for the Year ended December
31, 1996 should be inserted here.


T. Rowe Price
Renaissance
Fund, Ltd.

A Sales-Commission-Free
Real Estate Investment

For information on your
Renaissance Fund account, call:
1-800-962-8300 toll free

For information on your
mutual fund account, call:
1-800-225-5132 toll free
625-6500 Baltimore area

T. Rowe Price Real Estate Group
100 East Pratt Street
Baltimore, Maryland 21202

Annual Report
For The Period Ended
December 31, 1996

FELLOW STOCKHOLDER:

The sale of Buckley Square during the fourth quarter had a major impact on Fund results. We realized net proceeds after closing costs and minority interest distributions of $6,189,000. After distributing the taxable gain to shareholders, the remaining $4.8 million was used to pay down part of the Fund's debt on Buschwood III under the terms of the loan agreement requiring all net proceeds, except for the gain, to be applied against the outstanding loan amount.
     Excluding the $1,368,000 gain on the sale of Buckley, the Fund experienced a loss from operations of $223,000 in 1996 compared with income of $678,000 in 1995. The difference between 1995 and 1996 was a direct result of a valuation impairment of $907,000 at Post Oak Place. Including the gain from the sale, the Fund's net income in 1996 was $1,145,000.
     Revenues from rental income and interest resulted in total revenues of $5,320,000 for the year compared with $4,878,000 a year earlier. Revenues and operating expenses, excluding the Post Oak impairment, were up by comparable amounts, $442,000 and $436,000, respectively, due primarily to the inclusion of Buschwood for the full year in 1996. Increases in operating income at Buckley prior to the sale, and at Buschwood for a full year, offset operating declines at Gatehall I due to a lower average leased status over the year, and at Post Oak Place due to greater depreciation and bad debt expense.
     We signed new, renewal, and expansion leases totaling 26% of the Fund's total square footage in 1996. Declines because of tenant turnover at Valley Business Center in the fourth quarter offset gains at Gatehall I and Post Oak Place, resulting in the overall leased status of the Fund remaining unchanged at 87% from the prior year-end.

Real Estate Investments (Dollars in thousands)
_________________________________________________________________

                                        Average     Contribution
                       Leased Status  Leased Status to Net Income
                        ___________   _____________ ____________

               Gross                     Twelve        Twelve
             Leasable                 Months Ended  Months Ended
Property       Area    December 31,   December 31,  December 31,
Name         (Sq. Ft.)     1996        1995  1996   1995     1996
_________   __________  __________     _____ _____  ____     ____

Valley
  Business
  Center      202,500       87%          98%   97% $253   $  256

Post Oak
  Place        56,400       81           75    76    48     (933)

Gatehall I    113,600       82           82    73   157      (52)

Buschwood
  III          76,900      100          100   100     7      154
             ________     ____         ____  ____ _____    _____

              449,400       87           91    89   465     (575)
Properties
  Sold              -        -            -     -   357    1,958

Fund
  Expenses
  Less
  Interest
  Income            -        -            -     -  (144)    (238)
             ________     ____         ____  ____ _____    _____

Total         449,400      87%          91%   89%  $678   $1,145

     At Valley Business Center, we signed three new and five renewal leases representing 25% of the property. Near year-end, however, the loss of two tenants caused a decline in occupancy, but in January we signed a new lease for most of the remaining vacancy.
     The gains at Post Oak Place were a result of four new leases, three renewals, and two expansion leases totaling 21% of this Houston office property. The market is slowly improving, but we cannot be sure this trend will continue and thought it prudent to record the valuation impairment.
     While the average leased status at Gatehall I fell from a year earlier, the year-end leased rate increased 11 percentage points. The rise at this Parsippany, New Jersey, property was attributable to four new leases, one renewal, and five expansion leases encompassing 28% of the property. Occupancy had been hurt earlier by the loss of two tenants that did not renew and one whose lease was terminated for credit reasons. We successfully appealed taxes on the property, which resulted in an $86,000 refund.
     Buschwood III, an office building located in Tampa, Florida, has been 100% leased since June 1995, when the Fund acquired it. There is a problem with the existing energy management system, and we will be making the necessary changes shortly. We will have more to say in our first quarter 1997 report.

Share Valuation

As you know, at the end of each year we employ a third-party appraiser to review and assess the analysis and assumptions used to prepare an estimated current value of the properties held in your Fund. The Fund then uses these valuations to prepare an estimated share value, which is approved by the Fund's Board of Directors. The estimated share value may not be representative of the value of your shares when the Fund ultimately liquidates. Nor is there any assurance that you could sell your shares today at a price equal to the current estimated value.
     At December 31, 1996, the estimated share value of the Fund was $13.44. After adjusting for our February distribution of $0.99, the estimated value per share is $12.45.

Dividend

The Fund declared a fourth quarter dividend of $0.99 per share, of which $0.912 was from the taxable gain on the sale of Buckley Square. This brings the total dividends for the year to $1.44, 100% of taxable income. During the first three quarters of 1996, the dividend had been set at $0.15 per unit. Going forward, we expect Buschwood to become more profitable now that part of its debt has been paid down, and increased income from this property should partly offset the loss of income from Buckley Square. However, we will determine future dividends each quarter based on cash flows, anticipated capital requirements, and the status of property dispositions.

Outlook

Currently, the Fund has no properties held for sale, but we anticipate that some will be put on the market through the course of the year. Some of you have asked why we are interested in selling now, just as the market has been exhibiting signs of strengthening.
     Our primary goal is to take advantage of rising property values while the market is improving and using the opportunity to capture higher prices for investors. As usually happens in improving markets, the turnaround in real estate is broadly encouraging an increasing supply of new properties, which could eventually lead to an oversupply and softer prices down the road. This is normal as the real estate cycle runs its course. While we do not expect a recession in either real estate or the general economy to emerge in the near future, the country's economic expansion is almost six years old and is approaching an advanced stage, by historical measures.
     It is possible that by selling Fund properties during the next few years, we might miss some further advances in real estate values. However, with prices currently rising due to strong tenant and investor demand, supply growing in many markets, and the Fund nearing the end of its expected lifespan, we believe it is prudent to sell into that strength while prices are on the upswing.

     Sincerely,

     James S. Riepe
     Chairman

February 7, 1997

                      REAL ESTATE HOLDINGS
                        December 31, 1996
                         (In thousands)

                                          Date     Carrying
Property Name       Type and Location   Acquired    Amount
_______________     _______________     _________  ________

Valley Business     Industrial             6/90    $6,219
   Center           Denver, Colorado

Post Oak Place      Office                 2/92     1,982
   Houston, Texas

Gatehall I          Office                 8/94     6,192
   Corporate Center Parsippany, New Jersey

Buschwood III       Office                 6/95     5,424
   Tampa, Florida
                                                _________

                                                   $19,817
                                                _________
                                                _________

                   CONSOLIDATED BALANCE SHEETS
                (In thousands except share data)

                                    December 31,December 31,
                                        1996        1995
                                     _______________________

Assets

Real Estate Property Investments
 Land. . . . . . . . . . . . . . . .   $   5,438      $  6,037
 Buildings and Improvements. . . . .      16,245        15,971
                                         _______       _______
                                          21,683        22,008
 Less:  Accumulated Depreciation
    and Amortization . . . . . . . .      (1,866)       (1,387)
                                         _______     _________

                                          19,817        20,621
 Held for Sale . . . . . . . . . . .           -         5,332
                                         _______      ________

                                          19,817        25,953
Cash and Cash Equivalents. . . . . .       2,738         1,608
Accounts Receivable
 (less allowances of $10 and
    $11) . . . . . . . . . . . . . .         277           281
Other Assets . . . . . . . . . . . .         148           194
                                        ________      ________

                                         $22,980      $ 28,036
                                        ________      ________
                                        ________      ________

Liabilities and Stockholders' Equity

Liabilities
 Mortgage Loans Payable. . . . . . .     $ 4,106      $  8,976
 Security Deposits and Prepaid
    Rents. . . . . . . . . . . . . .         268           326
 Accrued Real Estate Taxes . . . . .         175           284
 Accounts Payable and
    Other Accrued Expenses . . . . .         346           285
 Dividends Declared. . . . . . . . .       1,514            76
 Minority Interest . . . . . . . . .           -           541
                                         _______      ________

Total Liabilities. . . . . . . . . .       6,409        10,488
                                         _______      ________
Stockholders' Equity
 Common Stock, $.001 Par Value,
    Authorized 5,500,000 Shares;
    Issued and Outstanding 1,529,446
    and 1,527,191 Shares . . . . . .           1             1
 Additional Paid-In Capital. . . . .      18,526        18,447
 Dividends in Excess of Net Income .      (1,956)         (900)
                                        ________      ________

Total Stockholders' Equity . . . . .      16,571        17,548
                                        ________      ________

                                         $22,980      $ 28,036

The accompanying notes are an integral part of the consolidated financial statements.

              CONSOLIDATED STATEMENTS OF OPERATIONS
             (In thousands except per-share amounts)

                                  Years Ended December 31,
                                    1996      1995       1994
                                  _________ _________  _________

Revenues

Rental Income. . . . . . . . .   $   5,231  $   4,822  $  3,246
Interest Income. . . . . . . .          89         56       118
                                 _________  _________ _________

                                     5,320      4,878     3,364
                                 _________  _________ _________

Expenses

Property Operating
  Expenses . . . . . . . . . .       2,055      1,749       948
Real Estate Taxes. . . . . . .         512        566       373
Depreciation and
  Amortization . . . . . . . .         816        807       466
Decline of Property
  Values . . . . . . . . . . .         907          -         -
Investment Advisory Fees . . .         280        251       157
Fund Management Expenses . . .         203        169       202
Interest Expense . . . . . . .         705        588       262
Amortization of
  Organization Costs . . . . .           -         23        45
Minority Interest in
  Operations . . . . . . . . .          65         47        51
                                 _________  _________ _________

                                     5,543      4,200     2,504
                                 _________  _________ _________

Income (Loss) from Operations before
  Gain on Real Estate Sold . .        (223)       678       860
Gain on Real Estate Sold
  (Net of minority interest
  of $309) . . . . . . . . . .       1,368          -         -
                                 _________  _________ _________

Net Income . . . . . . . . . .   $   1,145  $     678  $    860
                                 _________  _________ _________
                                 _________  _________ _________

Activity per Share

Net Income . . . . . . . . . .   $    0.75  $    0.45  $   0.58
                                 _________  _________ _________
                                 _________  _________ _________

Dividends Declared . . . . . .   $    1.44  $    0.59  $   0.64
                                 _________  _________ _________
                                 _________  _________ _________

Weighted Average Number of
  Shares Outstanding . . . . .   1,529,663  1,509,428 1,487,108
                                 _________  _________ _________
                                 _________  _________ _________

The accompanying notes are an integral part of the consolidated financial statements.

         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                (In thousands except share data)

                                       Additional Dividends
                          Common Stock   Paid-In In Excess
                                                   Of Net
                          SharesAmount    Capital Income   Total
                          ______ _____    ______   _____   _____

Balance,
 December 31, 1993 . . .1,479,199  $1  $17,727  $ (597) $17,131
Net Income . . . . . . .       -    -        -     860      860
Dividend
 Reinvestments . . . . .  45,557    0      565       -      565
Share Repurchases. . . . (38,013)   0     (404)      -     (404)
Dividends Declared . . .       -    -        -    (950)    (950)
                        ________  ___  _______________   ______
Balance,
 December 31, 1994 . . .1,486,743   1   17,888    (687)  17,202
Net Income . . . . . . .       -    -        -     678      678
Dividend Reinvestments .  59,602    0      787       -      787
Share Repurchases. . . . (19,154)   0     (228)      -     (228)
Dividends Declared . . .       -    -        -    (891)    (891)
                        ________   ___ _______________   ______
Balance,
 December 31, 1995 . . .1,527,191   1   18,447    (900)  17,548
Net Income . . . . . . .       -    -        -   1,145    1,145
Dividend
 Reinvestments . . . . .  39,491    0      523       -      523
Share Repurchases. . . . (37,236)   0     (444)      -     (444)
Dividends Declared . . .       -    -        -  (2,201)  (2,201)
                        ________  ___  _______________   ______
Balance,
 December 31, 1996 . . .1,529,446  $1  $18,526  $(1,956)$16,571
                        ________  ___  _______________   ______
                        ________  ___  _______________   ______

The accompanying notes are an integral part of the consolidated financial statements.

              CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (In thousands)

                                        Years Ended December 31,
                                         1996    1995     1994
                                        _______ _______  _______

Cash Flows from Operating Activities

Net Income . . . . . . . . . . . . .   $1,145   $  678  $   860
Adjustments to Reconcile Net Income
  to Net Cash Provided by Operating
  Activities
    Depreciation and Amortization. .      816      807      466
    Decline of Property Values . . .      907        -        -
    Amortization of Organization
       Costs . . . . . . . . . . . .        -       23       45
    Minority Interest in
       Operations. . . . . . . . . .       65       47       51
    Gain on Real Estate Sold . . . .   (1,368)       -        -
    Change in Accounts Receivable,
       Net of Allowances . . . . . .        4      (99)     (79)
    Change in Other Assets . . . . .       46      (37)      53
    Change in Security Deposits and
       Prepaid Rents . . . . . . . .      (58)      32      131
    Change in Accrued Real Estate
       Taxes . . . . . . . . . . . .     (109)       2       10
    Change in Accounts Payable and Other
       Accrued Expenses. . . . . . .       61      (12)       8
                                      _______  _______  _______
Net Cash Provided by Operating
  Activities . . . . . . . . . . . .    1,509    1,441    1,545
                                      _______  _______  _______
Cash Flows from Investing Activities

Proceeds from Property
  Disposition. . . . . . . . . . . .    7,036        -        -
Investments in Real Estate . . . . .     (946)  (6,070)  (6,222)
                                      _______  _______  _______
Net Cash Provided by (Used in)
  Investing Activities . . . . . . .    6,090   (6,070)  (6,222)
                                      _______  _______  _______
Cash Flows from Financing Activities

Dividends Paid . . . . . . . . . . .     (763)  (1,141)    (830)
Dividend Reinvestments . . . . . . .      523      787      565
Share Repurchases. . . . . . . . . .     (444)    (228)    (404)
Minority Interest Distributions. . .     (915)     (54)     (37)
Proceeds of Mortgage Loan, Net of
  Debt Issuance Costs. . . . . . . .        -    5,459    1,400
Repayment of Mortgage Loan . . . . .   (4,870)     (46)       -
                                      _______  _______  _______
Net Cash Provided by (Used in)
  Financing Activities . . . . . . .   (6,469)   4,777      694
                                      _______  _______  _______
Cash and Cash Equivalents

Net Increase (Decrease)
  during Year. . . . . . . . . . . .    1,130      148   (3,983)
At Beginning of Year . . . . . . . .    1,608    1,460    5,443
                                      _______  _______  _______

At End of Year . . . . . . . . . . .   $2,738   $1,608  $ 1,460

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION

T. Rowe Price Renaissance Fund, Ltd., A Sales-Commission-Free Real Estate Investment (the "Fund"), was incorporated on June 14, 1989, in the state of Maryland. The Fund intends to continue to qualify and elect to be taxed as a Real Estate Investment Trust
(REIT) under the Internal Revenue Code of 1986, as amended, and accordingly will not be subject to federal income taxes on amounts distributed to stockholders, provided it distributes at least 95% of its taxable income and meets certain other conditions. The Fund believes that it has met the requirements for qualification as a REIT from inception through December 31, 1996. The Fund has declared dividends of at least 100% of its taxable income since inception. There are, therefore, no provisions for federal income taxes in the accompanying consolidated financial statements.
    T. Rowe Price Real Estate Group, Inc., a wholly-owned subsidiary of T. Rowe Price Associates, Inc. (the "Sponsor"), provided the initial capital for the Fund through its purchase of 16,000 shares of common stock at $12.50 per share.
    The Fund has a reinvestment plan whereby stockholders may elect to have dividends automatically reinvested in additional shares of the Fund, or fractions thereof, instead of receiving cash payments. Through December 31, 1996, 336,806 shares had been purchased under this plan for total reinvestment of $4,218,000. The purchase price of shares acquired through the reinvestment plan is established at least annually by the Fund's Board of Directors based upon its estimate of the fair market value of the net assets of the Fund.
    The Fund also provides a Liquidity Enhancement Plan (the "Plan") pursuant to which stockholders may request that the Fund repurchase their shares. The Fund utilizes reinvestment proceeds to repurchase shares of stock. Through December 31, 1994, shares were repurchased at the lesser of 90% of the estimated fair market value or $10.625 per share. Subsequently, the repurchase price of a share has been 90% of the estimated fair market value of the share, which during 1996 was $11.93 per share. As of December 31, 1996, 129,919 shares had been repurchased under the Plan for a total cost of $1,453,000.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Fund's financial statements are prepared in accordance with generally accepted accounting principles which requires the use of estimates and assumptions by the Fund's management.
    The consolidated financial statements include the accounts of the Fund and the accounts of Buckley Square Associates, a Colorado general partnership, in which the Fund had a 90% controlling general partnership interest until its disposition in late 1996.
    The Fund will review its real estate property investments for impairment whenever events or changes in circumstances indicate that the property carrying amounts may not be recoverable. Such a review will result in the Fund recording a provision for impairment of the carrying value of its real estate property investments if the estimated future cash flows from a property's operations and projected sale are less than the property's net carrying value. Whenever a provision for impairment is recorded, the estimated fair value of the property will become its new cost basis. The Fund's management believes that the estimates and assumptions used in evaluating the carrying value of the Fund's properties are appropriate; however, changes in market conditions and circumstances could occur in the near term which would cause these estimates to change.
    Depreciation is calculated primarily on the straight-line method over the estimated useful lives of buildings and improvements, which range from five to 40 years. Lease commissions and tenant improvements are capitalized and amortized over the life of the lease using the straight-line method.
    On January 1, 1996, the Fund adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The impact of adopting this SFAS is that depreciation expense is not recognized on properties held for sale after 1995.
    Cash equivalents consist of all short-term, highly liquid investments including money market mutual funds and marketable U.S. Treasury debt securities with maturities at the time of acquisition of three months or less. The cost of such investments approximates fair value.
    The Fund uses the allowance method of accounting for doubtful accounts. Provisions for uncollectible tenant receivables in the amounts of $78,000, $6,000, and $16,000 were recorded in 1996, 1995, and 1994, respectively. Bad debt expense is included in Property Operating Expenses.
    Rental income is recognized on a straight-line basis over the term of each lease. Rental income accrued, but not yet billed, is included in Other Assets and aggregates $86,000 and $94,000 at December 31, 1996 and 1995, respectively.
    Organization costs were amortized over a five-year period.

NOTE 3 - TRANSACTIONS WITH RELATED PARTIES

Pursuant to contracts executed in 1991, the Fund pays advisory fees to T. Rowe Price Real Estate Group, Inc. (the "Investment Manager"), an affiliate of the Fund's Sponsor, and LaSalle Advisors Limited Partnership (the "Investment Advisor"). The Investment Manager provides communications, cash management, administrative, and other related services to the Fund for an advisory fee of .45% per year of the fair market value, as defined, of the Fund's assets and earned $133,000, $119,000, and $75,000 in 1996, 1995, and 1994, respectively. The Investment Advisor provides the Fund with real estate advisory, accounting, and other related services for an advisory fee of .50% per year of the fair market value, as defined, of the Fund's assets and earned $147,000, $132,000, and $82,000 in 1996, 1995, and 1994,
respectively. Recognition of these investment advisory fees is subject to limitations adopted by the Fund pursuant to guidelines promulgated by the North American Securities Administrators Association.
    An affiliate of the Investment Manager earned a normal and customary fee of $3,000, $4,000, and $7,000 from the money market mutual funds in which the Fund made its interim cash investments during 1996, 1995, and 1994, respectively.
    The Fund also reimburses the Investment Manager and Investment Advisor for certain defined expenses incurred in operating and administering the affairs of the Fund. Expense reimbursements for the Investment Manager totaled $40,000, $32,000, and $26,000 for 1996, 1995, and 1994, respectively.
Reimbursements for the Investment Advisor totaled $30,000 for each of the last three years.
    In addition, the Fund is obligated to pay acquisition fees for services rendered in connection with the purchase of properties. Acquisition fees equal two percent of the aggregate proceeds from the sale of common stock, issuance of debt and reinvestment of dividends which are used by the Fund to acquire properties. In 1995, the Investment Manager and Investment Advisor each received $52,500 in connection with the Buschwood III acquisition and in 1994 received $23,000 and $58,000, respectively, related to the Gatehall I purchase.
    One director of the Fund is also a director of the Investment Manager and its affiliates. Certain officers of the Fund are also officers of the Investment Manager or its affiliates.

NOTE 4 - PROPERTY DISPOSITION

In November 1996, Buckley Square was sold, and the Fund received net proceeds of $6,189,000 for its 90% interest. The net book value of the Fund's interest at the date of sale was $4,821,000 after deduction of accumulated depreciation and minority interest. Accordingly, the Fund recognized a $1,368,000 gain on the sale of this property in the fourth quarter of 1996. Proceeds from this property sale will be distributed in January 1997 to Fund shareholders in the amount of $1,394,000, the gain on disposition for tax purposes. Proceeds of $4,552,000 were used to repay a significant portion of the Fund's outstanding debt in 1996. Subsequent to December 31, 1996, the residual proceeds of $243,000 were also used to reduce debt.

NOTE 5 - PROPERTY VALUATIONS

Based upon a review of current market conditions, estimated holding period, and future performance expectations, the Fund's management has determined that the net carrying value of Post Oak Place may not be fully recoverable from future operations and disposition and recognized an impairment charge of $907,000 in 1996.

NOTE 6 - REAL ESTATE PROPERTY INVESTMENTS AND MORTGAGE LOANS
PAYABLE

The Fund entered into a Note and Deed of Trust in conjunction with the acquisition of Valley Business Center in 1990. The $2.1 million non-recourse loan bears interest at a rate of 9.875% per annum and is secured by the Fund's interest in the property. The loan requires monthly interest payments with full principal due on September 15, 1997.
    On August 19, 1994, the Fund acquired Gatehall I, an office building located in Parsippany, New Jersey, for $5,795,000, including the proceeds of a $1,422,000 bank borrowing. On June 29, 1995, the Fund acquired Buschwood III, an office building located in Tampa, Florida, for $5,536,000, primarily from the proceeds of a $5,500,000 bank borrowing which was combined with the Gatehall I loan for an aggregate borrowing of $6,922,000.
The new mortgage loan is secured by both properties and bears interest at the Fund's option of either LIBOR plus 1.75% for up to six months or the prime rate plus .25%. Monthly payments include principal in the amount of $9,200 plus accrued interest. The remaining principal balance is due in June 1998. The debt terms also require that a significant portion of any proceeds from the sale of Valley Business Center be applied as a repayment of the outstanding principal balance. At December 31, 1996, outstanding borrowings under this loan agreement were $2,006,000.
    Debt issuance costs are amortized on a straight-line basis over the expected life of the related loan. Unamortized amounts are included in Other Assets and aggregate $14,000 at December 31, 1996 and $63,000 at December 31, 1995.
    Interest paid on mortgage loans totaled $707,000, $508,000, and $234,000 in 1996, 1995, and 1994, respectively.

NOTE 7 - LEASES

Future minimum rentals (in thousands) to be received by the Fund under noncancelable operating leases in effect at December 31, 1996 are:

              1997              $  3,139
              1998                 2,413
              1999                 1,520
              2000                   573
              2001                   204
           Thereafter                  -
                                 _______

             Total              $  7,849
                                 _______
                                 _______

NOTE 8 - RECONCILIATION OF FINANCIAL STATEMENT TO TAXABLE INCOME

As described in Note 1, the Fund intends to continue to be taxed as a REIT. Accordingly, the Fund has not provided for an income tax liability; however, certain timing differences exist between amounts reported for financial statements and federal income tax purposes. These differences are summarized below for the last three years:

                               1996      1995     1994
                             ________  ________ ________
                                    (in thousands)

Book net income. . . . . .    $1,145    $  678   $   860
Decline in property
  value. . . . . . . . . .       907         -         -
Depreciation . . . . . . .       140       192        44
Other items. . . . . . . .         8        21        45
                            ________  ________  ________
Taxable income
  before REIT dividend
  deduction. . . . . . . .    $2,200    $  891   $   949
                            ________  ________  ________
                            ________  ________  ________

NOTE 9 - DIVIDEND DECLARATION

The Fund declared a quarterly cash dividend of $.99 per share, including $.912 related to the gain on the Buckley Square sale, payable to stockholders of record at December 31, 1996. The dividend will be paid in January 1997.

MARKET FOR THE FUND'S COMMON STOCK AND RELATED STOCKHOLDER
MATTERS

On February 1, 1997, there were 2,606 record holders. Although the Fund's shares of common stock are fully transferable, there is no public market for the shares, and it is not anticipated that a public market for the shares will develop.
    The Fund has a Reinvestment Plan through which stockholders may elect to have their dividends automatically reinvested in additional shares, or fractions thereof, instead of receiving cash payments. The per-share price under the plan was initially set at $12.50 in 1990. The Board of Directors determines the value of the shares to be sold pursuant to the plan on at least an annual basis, based on its good faith estimate of the amount stockholders would receive if the Fund's real estate investments were sold for their estimated values and if such proceeds, together with the other assets of the Fund, were distributed in a liquidation of the Fund. The Board has determined the per-share value to be $12.45 for reinvestments in 1997 (subject to adjustment in the case of any material changes). Historical activity in the Reinvestment Plan is discussed in the "Liquidity and Capital Resources" section of "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this report, below, which section is hereby incorporated by reference herein. The plan may be terminated at any time.
    The Fund also has a Liquidity Enhancement Plan, which provides stockholders with the opportunity to present some or all of their shares to the Fund for repurchase, and to have those shares repurchased if the Fund has sufficient proceeds from the Reinvestment Plan available for this purpose. The Liquidity Enhancement Plan was implemented in the second quarter of 1992. Under the Plan, the repurchase price per share is 90% of the fair market value ($11.21 in 1997). Completed repurchase requests must be received in good order by the Fund at least 30 days prior to the end of a quarter for the shares to qualify for repurchase at the end of that quarter. Historical activity in the Liquidity Enhancement Plan is discussed in the "Liquidity and Capital Resources" section of "Management's Discussion and Analysis and Results of Operations" in this report, below, which section is hereby incorporated by reference herein. The Fund may terminate the Plan at any time.
    The Fund intends to pay dividends on a quarterly basis, payable within 45 days after the end of each calendar quarter, to stockholders of record on the record date or dates declared for such quarter as determined by the Board of Directors. The Fund intends to pay dividends each year to stockholders in an amount at least equal to 100% of its taxable income in order to continue to qualify as a real estate investment trust in accordance with the Internal Revenue Code of 1986, as amended, and to avoid the payment of federal income tax at the corporate level. Quarterly dividends declared during the past two years were: $.18 for each of the first three quarters of 1995, $.05 for the fourth quarter of 1995, $.15 for each of the first three quarters of 1996, and $.99 for the fourth quarter of 1996. Dividends declared for the first three quarters of 1995 and 1996 were based on estimates of cash flows and net income for tax purposes made at the beginning of each year. Fourth quarter dividends were declared in order to set the total dividends paid for each year equal to 100% of taxable income. The dividend for the fourth quarter of 1996 included a capital gain dividend of $.912.

MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATION
LIQUIDITY AND CAPITAL RESOURCES

The Fund sold 1,306,559 shares in connection with the public offering of shares in 1990, for a total of $16,310,000, in addition to the purchase of 16,000 shares for $200,000 by T. Rowe Price Real Estate Group, Inc., at the time the corporation was formed. After deduction of organizational and offering costs of $976,000, the Fund had $15,534,000 available for investment and capital reserves.
    Additional shares have been and will continue to be sold, if at all, only in connection with the Fund's reinvestment plan. Additional capital in the amount of $5,257,329 was raised from dividend distributions reinvested through February 1, 1997, and 420,290 additional shares were issued in connection therewith. The amount of additional capital to be raised from this source in the future will depend on the size of the Fund's dividends per share and the number of shares in the Reinvestment Plan at any given time. There are no organizational or offering expenses associated with or deducted from such proceeds. Substantially all of this capital has been used to repurchase shares in connection with the Fund's Liquidity Enhancement Plan and for investment in or improvements to real estate, including the repayment of debt. As of February 1, 1997, $160,000 remained available. As of February 1, 1997, 135,092 shares had been repurchased under the Liquidity Enhancement Plan for a total of $1,511,000.
    In 1996, the Fund sold Buckley Square and received net proceeds after deduction of minority interest of $6,189,000. The net book value of the Fund's interest at the date of sale was $4,821,000. As of December 31, 1996, the Fund held four properties for a total investment in real estate, before deduction of accumulated depreciation and amortization, of $21,683,000, representing initial acquisition costs and subsequent improvements after an adjustment of $907,000 for a valuation impairment at Post Oak Place in 1996. The Fund recognized this impairment based on the Investment Manager's belief that the Fund may be unable to recover the net carrying value of this property through future operations and sale.
    Initial acquisition costs were partially funded by a $2.1 million loan secured by Valley Business Center, bearing interest at 9.875% per annum, all due and payable in 1997, a $1.4 million loan secured by Gatehall I, bearing interest at a floating rate which as of February 2, 1997, stood at 7.29% per annum, due and payable in 1998 (subject to the Fund's option to extend the loan for two one-year terms), and a $5.5 million loan secured by Buschwood III which was combined with the Gatehall loan. In February 1996, the Fund made an optional $200,000 payment on the latter, reducing the combined principal balance to $6.7 million. In addition, in 1996, the Fund repaid a portion of this loan, using proceeds from the Buckley Square disposition and leaving a loan balance of $2 million.
    For 1996, the ratio of revenue produced by the Fund's properties to total debt service under these loans is approximately 7 to 1. Based on the portion of debt utilized to acquire the properties, each of Valley Business Center, Gatehall I, and Buschwood III generated sufficient revenue in 1996 to cover debt service related to the property and contributed to dividends paid to the Fund's stockholders. Management anticipates such a level will continue to be maintained in 1997 for Gatehall I, Buschwood III, and Valley Business Center.
    The Fund expects to incur capital expenditures during 1997, totaling approximately $1,200,000 for tenant improvements, lease commissions, and other major repairs and improvements; approximately 73% of these expenditures are dependent on the execution of leases with new and renewing tenants. As of December 31, 1996, the Fund maintained cash and cash equivalents aggregating $2,738,000, an increase of $1,130,000 from the prior year-end. Cash from financing activities resulted in net outflows in 1996 as compared to net inflows in 1995, primarily as a result of the receipt of the proceeds of the mortgage loan utilized to purchase Buschwood III in 1995 and the repayment of a substantial portion of the loan in 1996. Net cash provided by operating activities remained generally unchanged from the prior year.
Cash from investing activities increased by $12,160,000 as a result of the purchase of Buschwood III in 1995 and the sale of Buckley Square in 1996.
    The Fund maintains cash balances to fund its operating and investing activities, including the costs of tenant improvements and leasing commissions, costs which must be disbursed prior to the collection of any resultant revenues. The Fund also has additional borrowing capacity of $778,000 for use in connection with tenant improvements, leasing commissions, and other capital expenditures at Gatehall I. Management believes that year-end cash balances, cash generated from operating activities in 1997, and its borrowing capacity will be adequate to fund its current operating needs.

Results of Operations

1996 v. 1995

The Fund's net income of $1,145,000 for 1996 equates to $0.75 per share compared with $678,000, or $0.45 per share, in 1995. The increase was driven by the $1,368,000 gain on the sale of Buckley Square. Excluding the gain on the sale of Buckley Square, the Fund experienced a loss from operations of $223,000 in 1996. The difference between 1995 and 1996 was a direct result of recording a valuation impairment of $907,000 at Post Oak Place.
    Revenues from rental income and interest resulted in total revenues of $5,320,000 for the year compared with $4,878,000 a year earlier. Revenues and operating expenses, excluding the Post Oak Place impairment, were up by comparable amounts, $442,000 and $436,000, respectively, due primarily to the inclusion of Buschwood for the full year in 1996. Increases in operating income at Buckley Square prior to the sale, and at Buschwood III for a full year, offset operating declines at Gatehall I due to a lower average leased status over the year, and at Post Oak Place due to greater depreciation and bad debt expenses.
    Leases representing 16% of the portfolio's leasable square footage are scheduled to expire in 1997. These leases represent approximately 18% of the portfolio's rental income for 1996.
This amount of potential lease turnover is normal for the types of properties in the portfolio, which typically lease to tenants under three to five year leases. There are no single-tenant properties in the Fund's portfolio, and only one tenant, Liberty Mutual at Buschwood III, accounted for more than 10% of the Fund's revenue in 1996, providing slightly in excess of 10%. The Fund, therefore, does not expect any material adverse effect on revenue in the event of the failure of any single tenant in 1997.
    The directors of the Fund declared dividends of $1.44 per share during 1996. The gain on the sale of Buckley Square resulted in higher per-share dividends than last year's $0.59 per share. Total dividends declared in 1996 were $2,201,000, compared to $891,000 in 1995. All of the 1995 dividends were paid from the Fund's cash flow. Of the 1996 dividends, $1,394,000 derived from the proceeds of the sale of Buckley Square and the balance from the Fund's cash flow.

1995 v. 1994

The Fund's net income of $678,000 for 1995 equated to $0.45 per share compared with $860,000, or $0.58 per share, in 1994. The decrease was driven by a lower leased level at Post Oak Place (which was partially offset by lower operating expenses) and by increased operating expenses and higher depreciation expenses relating to charge-offs of tenant improvements at Valley Business Center.
    Rental revenue was up $1,576,000 over the prior year, with Gatehall I contributing $1,002,000 of the total (up $349,000 over the increase in 1994), and Buschwood III contributing $600,000. Gatehall I was held for only four months in 1994, versus 12 months in 1995 and Buschwood III was held for only six months in 1995. Interest expense on the debt incurred to purchase Gatehall I and Buschwood III, together with operating expenses at these properties, offset almost completely the improvements in rental revenue.

Other Information

Information or statements provided by or on behalf of the Fund from time to time may contain certain "forward-looking information," including information relating to anticipated growth in revenues or net income, anticipated disposition of properties, anticipated expense levels, and expectations regarding real estate market conditions. The cautionary statements provided below are being made pursuant to the Private Securities Litigation Reform Act of 1995 and with the intention of obtaining the benefits of the "safe harbor" provisions of the Act for any such forward-looking information. Many of the following important factors discussed below, as well as other factors, have also been discussed in the Fund's prior public filings. The Fund cautions readers that any forward-looking information provided by or on behalf of the Fund is not a guarantee of future performance and that actual results may differ materially from those in the forward-looking information as a result of various factors, including but not limited to those discussed below. Further, such forward-looking statements speak only as of the date on which such statements are made, and the Fund undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.
    The Fund's future revenues may fluctuate due to factors such as: changes in demand for space in its properties or in market rental rates, due to either local conditions or general economic trends; and changes in demand by purchasers for the types of properties owned by the Fund, or changes in the prices prospective purchasers are willing to pay for properties.
    The Fund's future operating results are also dependent upon the level of operating expenses, which are subject to fluctuation for the following or other reasons: expenses and capital costs, including depreciation, amortization and other non-cash charges, incurred by the Fund to maintain its properties and procure tenants and purchasers; assessed value of real estate or local tax rates; and costs of environmental remediation.

INDEPENDENT AUDITORS' REPORT

To the Stockholders
T. Rowe Price Renaissance Fund, Ltd.,
A Sales-Commission-Free Real Estate Investment:

We have audited the accompanying consolidated balance sheets of
T. Rowe Price Renaissance Fund, Ltd., A Sales-Commission-Free Real Estate Investment and its consolidated partnership, as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Fund's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of T. Rowe Price Renaissance Fund, Ltd., A Sales-Commission-Free Real Estate Investment and its consolidated partnership as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP

Chicago, Illinois
January 24, 1997